EXHIBIT 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Towerstream Corporation on Form S-3, as amended (File No. 333-187548, File No. 333-166239, File No. 333-161135, File No. 333-141405, File No. 333-174106, and File No. 333-178868) and on Form S-8 (File No. 333-161180, File No. 333-151306, and File No. 333-174107) of our report dated March 17, 2014, with respect to our audits of the consolidated financial statements of Towerstream Corporation and Subsidiaries as of December 31, 2013 and 2012 and for the years ended December 31, 2013, 2012 and 2011 and our report dated March 17, 2014 with respect to our audit of the effectiveness of internal control over financial reporting of Towerstream Corporation as of December 31, 2013, which reports are included in this Annual Report on Form 10-K of Towerstream Corporation for the year ended December 31, 2013.

/s/ Marcum LLP

Marcum LLP

New York, NY

March 17, 2014